Exhibit 99.1

Press Release

SOURCE: Renaissance Learning, Inc.

Renaissance Learning Announces Fourth Quarter Financial Results

WISCONSIN RAPIDS, Wis., — January 29, 2003 — Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of learning information systems and school improvement programs for pre-K–12 schools, today announced financial results for the quarter and year ended December 31, 2002.  Revenues for the fourth quarter of 2002 were $30.9 million, a decrease of 6.3% from fourth quarter 2001 revenues of $33.0 million.  Net income for the quarter was $7.2 million compared to net income of $8.1 million for the fourth quarter 2001, a decrease of 11.4%.  Earnings per share for the fourth quarter of 2002 were $0.22, compared to $0.23 per share for fourth quarter 2001.

Revenues for the twelve month period ended December 31, 2002 were $131.2 million, down 0.8% from 2001 revenues of $132.4 million.  Net income for the twelve month period of $31.4 million, or $0.92 per diluted share, was up 2.5% over 2001 net income of $30.7 million or $0.88 per share.

          “The funding environment for the K–12 market continues to be very constrained but our decline in revenues and earnings did narrow somewhat from the third quarter comparisons,” commented Terrance Paul, chief executive officer of Renaissance Learning, Inc.

           “We look for 2003 to be a challenging year,” Mr. Paul added. “Projections for state budget deficits continue to grow and we doubt this will be offset by improvements in federal spending.  In spite of this difficult environment we still expect to achieve slight growth in full year sales and earnings because of the new products we introduced in 2002 and continued expansion of our district sales force.  First quarter revenues and earnings are still expected to be down compared to the prior year but by the middle of 2003, we expect to return to positive growth rates.”

The Company will hold its fourth annual National Renaissance Conference February 5-8, 2003 at Opryland in Nashville, Tennessee.  Registrations have been steady and paid attendance is expected to be about the same as last year.  The Conference offers educators a variety of professional development sessions and highly acclaimed keynote speakers to gain tips and techniques for improving their schools and for accelerating learning.  The Company’s products will also be demonstrated at the Conference including the recently announced Accelerated Grammar & Spelling™ language skills development and management software, which will be available later this year.

Renaissance Learning added about 600 new customer schools in the U.S. and Canada during the quarter. Over 62,000 North American schools now use Company products and of these, over 60,000 use the Company’s reading products and over 19,000 use math.

The Company will hold a conference call at 4:00 p.m. CST today to discuss its financial results, quarterly highlights and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on January 29, 2003 at 8:00 p.m. through February 5, 2003 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 3686340.

Renaissance Learning™, Inc., is a leading provider of learning information systems that help teachers, principals, and superintendents improve student achievement in reading, writing, math, and standards in grades pre-K–12. Adopted by over 62,000 schools, Renaissance information technology products are among the most popular in schools nationwide, including Accelerated Reader®, Accelerated Math®, Accelerated Writer, Fluent Reader™, and STAR Early Literacy®.  Over 400,000 educators have received Renaissance training.  The Company also provides electronic assessment products and services to educational publishers and sells enterprise software for training and knowledge management.  Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

(tables to follow)

RENAISSANCE LEARNING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except share and per share amounts)

     Three Months

                    Twelve Months

     ended December 31,

                 ended December 31,

           (unaudited)

	2002	2001	2002	2001
Net sales:
Products	$25,371	$28,123	$109,503	$110,702
Services	5,523	4,832	21,729	21,652
Total net sales	30,894	32,955	131,232	132,354

Cost of sales:
Products	2,994	3,369	11,930	14,857
Services	2,295	2,094	9,741	9,936
Total cost of sales	5,289	5,463	21,671	24,793

Gross profit	25,605	27,492	109,561	107,561

Operating expenses:
Product development	4,406	4,522	17,266	17,800
Selling and marketing	7,260	7,092	30,974	29,731
General and administrative	3,109	3,757	13,830	14,322

Total operating expenses	14,775	15,371	62,070	61,853

Operating income	10,830	12,121	47,491	45,708

Other income, net	820	1,032	3,760	4,187

Income before taxes	11,650	13,153	51,251	49,895

Income taxes	4,484	5,064	19,813	19,226

Net income	$7,166	$8,089	$31,438	$30,669

Earnings per share:
Basic	$0.22	$0.23	$0.93	$0.89
Diluted	$0.22	$0.23	$0.92	$0.88

Weighted average shares outstanding:
Basic	32,439,989	34,584,027	33,858,579	34,515,540
Diluted	32,563,427	34,861,673	34,067,716	34,846,400

RENAISSANCE LEARNING, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	December 31, 2002	December 31, 2001
ASSETS:
Current assets:
Cash and cash equivalents	$18,220	$35,904
Investment securities	60,269	49,288
Accounts receivable, net	12,619	12,397
Inventories	1,724	1,648
Prepaid expenses	1,411	1,063
Deferred tax asset	3,710	3,606
Other current assets	1,331	1,312
Total current assets	99,284	105,218

Investment Securities	21,347	24,364
Property, plant and equipment, net	21,085	23,007
Deferred tax asset	1,942	2,238
Other assets	3,953	5,134

Total assets	$147,611	$159,961

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,643	$2,769
Deferred revenue	10,397	7,184
Payroll and employee benefits	4,263	3,845
Income taxes payable	2,372	4,196
Other current liabilities	4,605	4,143
Total current liabilities	25,280	22,137
Deferred revenue	930	1,097
Total liabilities	26,210	23,234

Minority interest	165	196

Total shareholders' equity	121,236	136,531

Total liabilities and shareholders' equity	$147,611	$159,961